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                                  EXHIBIT 23.2

                      [LETTERHEAD OF KPMG APPEARS HERE]

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Barbeques Galore Limited

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Barbeques Galore Limited of our audit report dated August 8, 1997 relating to the consolidated balance sheet of Barbeques Galore Limited and subsidiaries as of January 31, 1997, the related consolidated statement of operations, shareholders' equity and cash flows for the seven month period ended January 31, 1997 which report appears in the Registration Statement No. 333-37259 on Form F-1 of Barbeques Galore Limited.

KPMG

February 18, 1998
Sydney, Australia